Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Prices $27.5 Million

Public Offering of Common Stock

DANBURY, CT – January 17, 2014 — FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in the design, manufacture, operation and service of ultra-clean, efficient and reliable fuel cell power plants, today announced that it has priced an underwritten public offering of 22,000,000 shares of its common stock at a price to the public of $1.25 per share for gross proceeds of approximately $27.5 million. The net proceeds from the sale of the shares, after deducting the underwriters’ discounts and other estimated offering expenses payable by the Company, will be approximately $26.0 million. FuelCell has also granted the underwriters a 30-day option to purchase up to an additional 3,300,000 shares of common stock offered in the public offering to cover over-allotments, if any, which would result in additional gross proceeds of approximately $4.1 million if exercised in full.

FuelCell Energy intends to use the net proceeds from this offering for project development, project finance, working capital support and general corporate purposes. The offering is expected to close on or about January 23, 2014, subject to the satisfaction of customary closing conditions. Stifel is acting as the sole book-running manager for the offering. Cowen and Company is acting as the co-lead manager, and FBR Capital Markets & Co. is acting as co-manager for the offering. Ardour Capital Investments, LLC is acting as selling group member for the offering.

A shelf registration statement relating to the above-described securities was previously filed with and declared effective by the Securities and Exchange Commission. A preliminary prospectus supplement related to the offering was filed with the Securities and Exchange Commission. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. When available, copies of the final prospectus supplement together with the base prospectus relating to this offering can be obtained at the Securities and Exchange Commission’s website http://www.sec.gov. or from Stifel at One Montgomery Street, Suite 3700, San Francisco, CA 94104, or via telephone at (415) 364-2720.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of FuelCell Energy, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About FuelCell Energy

Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide. With more than 300 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world. The Company’s power plants have generated more than two billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas.

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com

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